                                   SCHEDULE 14A
                                 (RULE 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14a INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                               Only (as permitted by Rule 14a-6(e)(2))
[x]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-12

                              DOVER CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement no.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                            [DOVER CORPORATION LOGO]

                         ------------------------------

                    Notice Of Annual Meeting Of Stockholders
                         ------------------------------

                                                                  March 14, 2005

TO THE STOCKHOLDERS:

     Please take notice that the Annual Meeting of Stockholders of DOVER CORPORATION will be held at the 1st Floor Room 101, Wilmington Trust Company, 1100 North Market Street, Rodney Square North, Wilmington, Delaware 19801, on April 19, 2005, at 10:00 A.M., for the following purposes:

     1. To elect eleven directors; and

     2. To transact such other business as may properly come before the meeting.

     Only holders of record of the outstanding common stock at the close of business on February 28, 2005 are entitled to notice of and to vote at the meeting or any adjournments thereof.

                            By authority of the Board of Directors,

                                                    JOSEPH W. SCHMIDT
                                                                       Secretary

     DOVER IS PLEASED TO OFFER ITS STOCKHOLDERS THE CHOICE OF VOTING THEIR SHARES BY RETURNING THE ENCLOSED PROXY BY MAIL, VIA A TOLL-FREE TELEPHONE NUMBER OR BY VOTING ON THE INTERNET. INSTRUCTIONS FOR VOTING BY THESE THREE ALTERNATIVES ARE PRINTED ON THE ENCLOSED PROXY CARD.

                               DOVER CORPORATION

                                PROXY STATEMENT

                                    GENERAL

     This statement is furnished to the stockholders of Dover Corporation (the "COMPANY" or "DOVER"), whose principal executive offices are at 280 Park Avenue, New York, NY 10017, in connection with the solicitation of proxies by the Board of Directors for use at the Annual Meeting of Stockholders (the "MEETING") to be held on April 19, 2005 or any adjournments thereof, for the purposes set forth in the notice of meeting. Dover will pay the reasonable and actual costs of soliciting proxies, but no amount will be paid to any officer or employee of Dover or its subsidiaries as compensation for soliciting proxies. In addition to solicitation by mail, Dover has retained Morrow & Co. to solicit brokerage houses and other custodians, nominees or fiduciaries and to send proxies and proxy material to the beneficial owners of such shares, at a fee of $12,000 plus expenses. This statement and the proxy form are being first sent to the stockholders on or about March 14, 2005.

     As of the close of business on February 28, 2005, the record date for determining stockholders eligible to vote at the Meeting, Dover had outstanding 203,697,833 shares of common stock. Each share of common stock is entitled to one vote on all matters.

     DOVER HAS PROVIDED TO EACH PERSON SOLICITED HEREIN A COPY OF DOVER'S 2004 ANNUAL REPORT ON FORM 10-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") (INCLUDING THE FINANCIAL SCHEDULES THERETO BUT WITHOUT THE EXHIBITS) AS PART OF DOVER'S ANNUAL REPORT TO SHAREHOLDERS FOR 2004. DOVER WILL FURNISH ANY EXHIBIT TO DOVER'S 2004 ANNUAL REPORT ON FORM 10-K TO ANY PERSON SOLICITED HEREIN UPON WRITTEN REQUEST AND PAYMENT OF A REASONABLE FEE AS DOVER MAY SPECIFY TO COVER DOVER'S EXPENSES IN PROVIDING THE EXHIBIT. REQUESTS FOR EXHIBITS SHOULD BE DIRECTED TO THE CORPORATE SECRETARY AT DOVER CORPORATION, 280 PARK AVENUE, NEW YORK, NEW YORK 10017.

     The shares covered by each proxy will be voted for the election of the eleven nominees for director (or their substitutes as indicated below) unless directed otherwise in the proxy, in which case the shares will be voted as directed. The proxy also grants discretionary authority to the persons named as proxies in connection with other matters that may properly come before the Meeting to the full extent allowed by the rules under the Securities Exchange Act of 1934 (the "EXCHANGE ACT"), as amended, and any other applicable rules and regulations.

     Abstentions and broker non-votes will be included in determining whether a quorum exists at the Meeting. The election of directors requires a plurality of shares of common stock present in person or by proxy at the Meeting and entitled to vote thereon. Stockholders may not cumulate their votes. All other matters will require the majority of shares of common stock present in person or by proxy at the Meeting and entitled to vote thereon. In determining whether a proposal specified in the notice of meeting has received the requisite number of affirmative votes, abstentions and broker non-votes will have the same effect as votes against the proposal, except with respect to the election of directors where abstentions and broker non-votes will result in the respective nominees receiving fewer votes but will have no effect on the outcome of the vote.

     A person giving a proxy by mail, by telephone or by the internet may revoke it at any time before it is exercised, by giving written notice to the Corporate Secretary of Dover at the address referred to above or by attending the Meeting and requesting in writing the cancellation of the proxy.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     Set forth below is the ownership, as of February 28, 2005 (except as otherwise stated), of the number of shares and percentage of Company common stock beneficially owned by: (i) each Director and nominee for Director, (ii) each Executive Officer listed in the compensation table, (iii) all Directors, nominees and Executive Officers of Dover as a group, and (iv) all persons or entities known to beneficially own more than 5% of the outstanding Company common stock. Unless otherwise indicated, the business address for all Directors and Executive Officers is c/o Dover Corporation, 280 Park Avenue, New York, NY 10017.

                                                         NUMBER OF SHARES (1)    PERCENTAGE
                                                         --------------------    ----------
David H. Benson........................................           19,726(2)           *
Robert W. Cremin.......................................                0              *
Jean-Pierre M. Ergas...................................           25,490(3)           *
Kristiane C. Graham....................................        1,155,506(4)           *
Ronald L. Hoffman......................................           65,828              *
James L. Koley.........................................           28,990(5)           *
Richard K. Lochridge...................................           10,640(6)           *
John E. Pomeroy........................................          396,307              *
Thomas L. Reece........................................        1,274,510(7)           *
Bernard G. Rethore.....................................            6,140              *
David J. Ropp..........................................           39,114              *
Gary L. Roubos.........................................          311,229(8)           *
Timothy J. Sandker.....................................           94,901              *
Michael B. Stubbs......................................          232,406(9)           *
Mary A. Winston........................................                0              *
Jerry W. Yochum........................................          290,212(10)          *
Directors and Executive Officers as a Group............        4,700,174            2.3
GE Asset Management Incorporated.......................       12,320,554(11)        6.0
  3001 Summer Street
  Stamford, Connecticut 06904
FMR Corp. .............................................       15,928,215(12)        7.8
  82 Devonshire Street
  Boston, Massachusetts 02109

---------------

  *  Less than one percent.

 (1) Includes shares which are (a) owned by officers in the Company's Retirement Savings Plan, totaling 100,124 shares as of December 31, 2004 and (b) subject to options exercisable within 60 days of February 28, 2005, for the following persons: Mr. Hoffman, 60,094 shares; Mr. Pomeroy, 215,478 shares; Mr. Reece, 970,522 shares; Mr. Ropp, 38,200 shares; Mr. Sandker, 64,553 shares; Mr. Yochum, 210,969 shares; and all Directors and Executive Officers as a group, 2,138,609 shares.

 (2) Includes 1,000 shares held by his spouse.

 (3) Includes 5,750 shares held by a limited partnership of which Mr. Ergas is the Managing General Partner.

 (4) Includes 665,182 shares held by foundations of which Ms. Graham is a director and in which she disclaims any beneficial ownership, 89,578 shares held in various trusts of which she is a co-trustee sharing voting and investment powers and in which she disclaims any beneficial ownership, and 2,460 shares held by her minor children.

 (5) Includes 1,000 shares held by his spouse and 7,800 shares held by a retirement plan of which Mr. Koley is the beneficiary.

 (6) Represents shares held by a Trust of which Mr. Lochridge is the Trustee.

 (7) Includes 75,410 shares held by his spouse, 384 shares held jointly with his mother and 14,036 shares held by a charitable foundation of which Mr. Reece is the Chairman and in which he disclaims any beneficial ownership. Mr. Reece retired from his position as Chief Executive Officer of the Company on December 31, 2004.

 (8) Includes 99,434 shares held by his spouse. Mr. Roubos is not standing for re-election to the Board of Directors at the 2005 Annual Meeting of Stockholders.

 (9) Includes 500 shares held by his spouse as to which Mr. Stubbs disclaims beneficial ownership, and 178,632 shares held by trusts of which Mr. Stubbs is a co-trustee and various members of his immediate family are beneficiaries. Excludes 33,768 shares held in a grantor-retained annuity trust and 2,358,578 shares held by trusts of which Mr. Stubbs or members of his immediate family are beneficiaries.

(10) Mr. Yochum ceased being President and Chief Executive Officer of Dover Diversified, Inc. effective September 30, 2004, and retired on December 31, 2004.

(11) Includes 3,520,534 shares owned by Trustees of General Electric Pension Trust and 70,212 shares owned by GE Frankona Ruckversicheruns AG, for each of whom GE Asset Management Incorporation ("GEAM") acts as investment manager. Also includes 8,729,800 shares owned by certain other entities and accounts for which GEAM is investment advisor.

(12) Includes 14,779,460 shares beneficially owned by Fidelity Management & Research Company, a wholly-owned subsidiary of FMR Corp. ("FMR"), as investment advisor to various registered investment companies and 1,137,755 shares beneficially owned by other wholly-owned subsidiaries of FMR in their capacity as investment advisor or manager. Also includes 11,000 shares held by an entity owned by a partnership controlled by Edward C. Johnson, III, the Chairman of FMR, and members of his family.

                           EQUITY COMPENSATION PLANS

     The Equity Compensation Plan Table below presents information regarding the Company's equity compensation plans at December 31, 2004:

                                                                                     NUMBER OF SECURITIES
                                      NUMBER OF SECURITIES    WEIGHTED-AVERAGE      REMAINING AVAILABLE FOR
                                       TO BE ISSUED UPON      EXERCISE PRICE OF      FUTURE ISSUANCE UNDER
                                          EXERCISE OF            OUTSTANDING       EQUITY COMPENSATION PLANS
                                      OUTSTANDING OPTIONS,    OPTIONS, WARRANTS      (EXCLUDING SECURITIES
                                      WARRANTS AND RIGHTS        AND RIGHTS        REFLECTED IN COLUMN (A))
           PLAN CATEGORY                      (A)                    (B)                      (C)
           -------------              --------------------   -------------------   -------------------------
Equity compensation plans approved
  by stockholders...................       12,584,584              $33.42                  5,135,186
Equity compensation plans not
  approved by stockholders..........               --                  --                         --
Total...............................       12,584,584              $33.42                  5,135,186

     The Company has two compensation plans under which equity securities of the Company have been authorized for issuance and have been issued to employees: the 1995 Incentive Stock Option Plan and 1995 Cash Performance Program (the "1995 PLAN"), which expired on January 30, 2005, but under which options remain outstanding, and the 2005 Equity and Cash Incentive Plan (the "2005 PLAN"), which became effective on February 1, 2005 and replaced the 1995 Plan. The Company also has the 1996 Non-Employee Directors' Stock Compensation Plan under which equity securities of the Company have been authorized for issuance and have been issued to non-employee directors. The Company's 1984 Incentive Stock Option Plan and Cash Performance Program expired in January 1995 and all outstanding options expired during 2004.

     THE 1995 INCENTIVE STOCK OPTION PLAN AND 1995 CASH PERFORMANCE PROGRAM

     The Company's 1995 Plan was adopted in 1995 (replacing the 1984 Plan which expired in January 1995) and provided for stock options, restricted stock awards and cash performance awards. The 1995 Plan expired in January 2005 and was replaced by the 2005 Plan.

     The 1995 Plan was intended to promote the medium-term and long-term success of Dover by providing salaried officers and other key employees of Dover and its subsidiaries with medium-range and long-range inducements to remain with Dover and to encourage them to increase their efforts to make Dover successful. As of December 31, 2004, there were outstanding options for 12,584,584 shares under the 1995 Plan.

                    THE 2005 EQUITY AND CASH INCENTIVE PLAN

     The 2005 Plan was adopted in 2004, effective February 1, 2005, replacing the 1995 Plan. The 2005 Plan provides for stock option grants, and restricted stock and cash incentive awards.

     Salaried officers and other key employees of Dover and its subsidiaries who are in a position to affect materially the profitability and growth of Dover and its subsidiaries and on whom major responsibility rests for the present and future success of Dover are eligible to participate in the 2005 Plan. Directors of Dover are not eligible under the 2005 Plan as directors, but are eligible if they are also officers of Dover. Similar to the 1995 Plan, the 2005 Plan is intended to provide these key employees with medium-range and long-range inducements to remain with Dover and to encourage them to increase their efforts to make Dover and its subsidiaries successful.

     A maximum aggregate of 20,000,000 shares of Common Stock is reserved for issuance under the 2005 Plan pursuant to grants of stock options or the issuance of restricted shares during the 10-year term of the 2005 Plan. Of the shares authorized for issuance under the 2005 Plan, only a maximum aggregate of 5% of the shares may be granted as restricted shares. Options granted under the 2005 Plan may be either non-qualified stock options or incentive stock options within the meaning of Section 422 of the Internal Revenue Code ("ISOS"). Grants and awards may be made by the Compensation Committee at any time or from time to time on or after February 1, 2005 and before January 31, 2015, provided that no ISOs may be granted after February 11, 2014.

     No single recipient may be granted options for more than 600,000 shares in any year. Options have a term not exceeding ten years and become exercisable after not less than three years. The option exercise price for shares covered by any option will be fixed by the Compensation Committee and may be equal to or more than (but not less than) the "fair market value" of such shares on the date the option is granted. Generally, stock options are not transferable, except that non-qualified options may be transferred to members of the holder's immediate family (or a trust for the benefit of one or more of such family members), but any such transferred option cannot be further transferred by the transferee during the transferee's lifetime.

     Restricted stock may be awarded to employees as determined by the Compensation Committee subject to the aggregate maximum of 5% of the 2005 Plan's shares described above. The Compensation Committee determines the vesting period, of not less than one year or more than five years, with respect to a restricted stock award and whether other restrictions, including any performance criteria, will be applicable with respect to the restricted stock award. The Compensation Committee also determines whether a holder of restricted stock will be entitled to exercise voting rights with respect to such restricted stock and whether dividends payable with respect to restricted stock will be distributed in cash to the holder of such stock when paid or at a later time or will be reinvested in additional shares of restricted stock for the account of the holder of such restricted stock. Generally, shares of restricted stock are not transferable, and may not be sold, assigned, pledged or otherwise encumbered, except as otherwise provided in the applicable award.

            THE 1996 NON-EMPLOYEE DIRECTORS' STOCK COMPENSATION PLAN

     Under the Dover Corporation 1996 Non-Employee Directors' Stock Compensation Plan as amended effective November 4, 2004 (the "DIRECTORS' PLAN"), non-employee Directors receive annual compensation in an amount set from time to time by the Board, payable partly in cash and partly in common stock as such allocations may be adjusted from time to time by the Board of Directors, subject to the limitation set forth in the Directors' Plan on the maximum number of shares that may be granted to any Director in any year (10,000 shares). For 2003 and 2004, annual compensation was set at $90,000, payable 25% in cash and 75% in common stock. For 2004, the annual compensation of $90,000 was paid by $22,500 in cash and 1,628 shares of common stock, based on the fair market value of common stock on November 15, 2004.

     On November 4, 2004, the Board of Directors of Dover approved the recommendations of its Compensation Committee to (1) increase the annual compensation of non-employee directors from $90,000 to $120,000, effective January 1, 2005, and (2) decrease the percentage of such compensation paid in stock from 75% to 60%, with a corresponding increase in the amount of such compensation paid in cash from 25% to 40%.

     If any Director serves for less than a full calendar year, the compensation to be paid to that Director for the year will be prorated as deemed appropriate by the Compensation Committee. The number of shares granted to any Director is determined by dividing the dollar amount of the Director's annual compensation to be paid in Shares by the "fair market value" of a share on the date of grant. The "fair market value" is determined in good faith by the Compensation Committee on the basis of such considerations as the Committee deems appropriate, including, for example, the closing price on the date of grant or the average of the high and low sales prices on the date of grant. Shares granted under the Directors' Plan may be treasury shares or newly issued shares but in either case they will be listed on the New York Stock Exchange (the "NYSE").

                            1. ELECTION OF DIRECTORS

     The persons named as proxies will vote the shares covered by a proxy for the election as Directors of the eleven nominees listed below unless directed otherwise in the proxy, in which case the shares will be voted as directed. Votes may be cast only for the nominees listed below. If any such nominee for election is not for any reason a candidate for election at the Meeting, an event which management does not anticipate, the proxies will be voted for a substitute nominee or nominees as may be designated by the Board of Directors and for the others named below. Directors will be elected by a plurality of the votes cast. All the nominees are presently Directors. Each Director elected at the Meeting will serve until the election and qualification of his or her successor.

                                                                                    YEAR FIRST
                                BUSINESS EXPERIENCE FOR PAST FIVE YEARS,              BECAME
     NAME AND AGE             POSITIONS WITH DOVER, AND OTHER DIRECTORSHIPS          DIRECTOR
     ------------             ---------------------------------------------         ----------
David H. Benson.......  Senior Advisor, Fleming Family & Partners (since               1995
    67                  September 2001; investment management company); formerly
                        Vice Chairman of The Kleinwort Benson Group, Plc.
                        (financial services company); Chairman of The COIF
                        Charities Fund (investment and cash management for
                        charities); Director of Daniel Thwaites Plc. (beverage
                        manufacturer), Murray International Investment Trust
                        (since October 1999; investment management) and F. F. and
                        P. Alternative Strategies Income Fund (investment
                        management).
Robert W. Cremin......  Chairman (since 2001), President (since 1997) and Chief        2005
    64                  Executive Officer (since 1999), Esterline Technologies
                        Corporation (manufacturer of aerospace and defense
                        products).
Jean-Pierre M.          Chairman and Chief Executive Officer, BWAY Corporation         1994
  Ergas...............  (since January 2000; steel manufacturer); previously
    65                  Executive Vice President, Europe, Alcan Aluminum Limited
                        (from 1996 through 1999; aluminum manufacturer); and
                        Director, Brockway Standard Holdings Corporation
                        (container manufacturer).
Kristiane C. Graham...  Private Investor.                                              1999
    47

                                                                                    YEAR FIRST
                                BUSINESS EXPERIENCE FOR PAST FIVE YEARS,              BECAME
     NAME AND AGE             POSITIONS WITH DOVER, AND OTHER DIRECTORSHIPS          DIRECTOR
     ------------             ---------------------------------------------         ----------
Ronald L. Hoffman.....  Chief Executive Officer (since January 2005), President        2003
    56                  (since July 2003) and Chief Operating Officer (from July
                        2003 to December 2004) of Dover; President and Chief
                        Executive Officer of Dover Resources, Inc. (from 2002 to
                        2003); Executive Vice President of Dover Resources, Inc.
                        (from 2000 to 2002); and President of Tulsa Winch
                        (through mid-2000).
James L. Koley........  Director (Chairman until February 2002) of Arts-Way            1989
    74                  Manufacturing Co., Inc. (agricultural manufacturer);
                        Chairman and shareholder (until July 2002), Koley Jessen,
                        P.C. (law firm).
Richard K.              President, Lochridge & Company, Inc. (management               1999
  Lochridge...........  consulting firm); Director of The Lowe's Company, Inc.
    61                  (home improvement retailer); PETsMART (pet supplies
                        retailer) and John H. Harland Company (financial
                        marketing services).
Thomas L. Reece.......  Chairman of the Board (since May 1999), Chief Executive        1993
    62                  Officer (until December 31, 2004) and President (until
                        July 2003) of Dover.
Bernard G. Rethore....  Chairman of the Board Emeritus, Flowserve Corporation          2001
    63                  (fluid transfer and control equipment and services);
                        previously Chairman (from July 1997 to April 2000), Chief
                        Executive Officer (from July 1997 to December 1999) and
                        President (from October 1998 to July 1999), Flowserve
                        Corporation; Director of Maytag Corporation (major
                        appliances), BeldenCDT, Inc. (specialty wires and
                        cables), and Walter Industries, Inc. (homebuilding,
                        financing, industrial products, carbon and natural
                        resources).
Michael B. Stubbs.....  Private Investor; Director of Moore-Handley, Inc.              1999
    56                  (wholesale hardware distributor).
Mary A. Winston.......  Executive Vice President and Chief Financial Officer,          2005
    43                  Scholastic Corporation (since February 2004; children's
                        publishing and media company); previously Vice President
                        (first VP-Treasurer and then VP-Controller), Visteon
                        Corporation (from 2002 to 2004; automotive parts
                        supplier); Vice President (various finance positions),
                        Pfizer, Inc. (from 1995-2002; manufacturer of
                        pharmaceuticals).

     During 2004, the Board of Directors held four regular meetings and one special meeting. The Board has three standing committees, namely an Audit Committee, a Compensation Committee and a Governance and Nominating Committee. The Board had an Executive Committee until February 2004 when it was discontinued by the Board. In 2004, all Directors attended at least 75% of the meetings of the Board of Directors and the standing committees of which he or she was a member, except Mr. Benson who attended more than 65% of such meetings.

     The Audit Committee is currently composed of five Directors, all of whom satisfy all the criteria for being "independent" members of the Board and the Audit Committee established by the Securities and Exchange Commission (the "SEC") and the NYSE Listing Standards, and also the Company's Standards for Classification as an Independent Director (the "DOVER INDEPENDENCE STANDARDS") which are set forth below on page 9 and available on the Company's website at HTTP://WWW.DOVERCORPORATION.COM. In addition, the Board of Directors has determined that all members of the Audit Committee qualify as "audit committee financial experts" as defined in the applicable SEC rules. The primary functions of the Audit Committee consist of: selecting, engaging and overseeing the work of the Company's independent auditors; approving in advance all services to be provided by, and all fees to be paid to, the Company's independent auditors, who report directly to the Committee; reviewing with management and such auditors the audit plan and results of the auditing engagement; and reviewing with management and the Company's independent auditors the quality and adequacy of Dover's internal accounting controls. See the Audit Committee Report beginning on page 22. The Audit Committee's responsibilities, authority and resources are described in greater detail in its written charter which is available on the Company's website at HTTP://WWW.DOVERCORPORATION.COM and in print to any shareholder who requests it. Requests should be directed to the Corporate Secretary at Dover Corporation, 280 Park Avenue, New York, NY 10017. In 2004, the Audit Committee held four meetings. The members of the Audit Committee are Michael B. Stubbs (Chair), David H. Benson, James L. Koley, Bernard G. Rethore and (since February 10, 2005) Mary A. Winston.

     The Compensation Committee is composed of four Directors, all of whom satisfy all the criteria for being "independent" members of the Board established in the NYSE Listing Standards and the Dover Independence Standards. The Compensation Committee, together with the other independent directors, approves compensation for the chief executive officer. The Compensation Committee also approves compensation for other executive officers, grants awards and payouts under the 2005 Plan, approves changes to the compensation plans and supervises the administration of the compensation plans. See the Compensation Committee Report beginning on page 18. The Compensation Committee's responsibilities, authority and resources are described in greater detail in its written charter, which is available on the Company's website at HTTP://WWW.DOVERCORPORATION.COM and in print to any shareholder who requests it. Requests should be directed to the Corporate Secretary at Dover Corporation, 280 Park Avenue, New York, NY 10017. In 2004, the Compensation Committee held four meetings. The members of the Compensation Committee are Richard K. Lochridge (Chair), Jean-Pierre M. Ergas, Kristiane C. Graham and (since February 10, 2005) Robert W. Cremin.

     The Governance and Nominating Committee is composed of three Directors, all of whom satisfy all the criteria for being "independent," as established in the NYSE Listing Standards and the Dover Independence Standards. The Governance and Nominating Committee develops and recommends to the Board corporate governance principles for the Company. In addition, the Governance and Nominating Committee identifies and recommends to the Board candidates for election as Directors and any changes it believes desirable in the size and composition of the Board, and also makes recommendations to the Board concerning the structure and membership of the Board's committees. The Governance and Nominating Committee's responsibilities, authority and resources are described in greater detail in its written charter, which is available on the Company's website at HTTP://WWW.DOVERCORPORATION.COM and in print to any shareholder who requests it. Requests should be directed to the Corporate Secretary at Dover Corporation, 280 Park Avenue, New York, NY 10017. The Governance and Nominating Committee held four meetings in 2004. The members of the Governance and Nominating Committee are James L. Koley (Chair), David H. Benson and Kristiane C. Graham.

     The Company does not require Directors to attend the annual meeting of stockholders. Directors generally do not, and in 2004 did not, attend the annual meeting.

                              CORPORATE GOVERNANCE

     Since its inception, the Company has set high standards of business ethics, and has had the expectation that the conduct of its operations and its executives would demonstrate a commitment to high moral, legal and ethical principles. This has been evident in a number of ways.

     First, the Board of Directors has set a high standard for corporate governance and has had Corporate Governance Guidelines in place for over ten years. For at least the past ten years, the majority of Directors has qualified as independent under standards in effect at the time. Currently, there is only one management representative on the Board, Mr. Hoffman, and two former management Board members: Mr. Reece, who was Chief Executive Officer until December 31, 2004, and Mr. Roubos, who was the Chief Executive Officer until May 1994 and Chairman of the Board until April 1999. Mr. Roubos will retire from the board after this annual meeting. Since 2002, non-management directors have met in conjunction with Board meetings to discuss issues of Board governance and oversight without any management representatives present.

     Second, the Compensation Committee, since its inception in 1993, has been composed entirely of non-management independent Directors. This Committee has routinely hired and worked directly with an outside compensation consultant to evaluate overall compensation arrangements for senior executives and managers, and to satisfy itself that these arrangements are both competitive and consistent with shareholders' interests.

     Third, a majority of the Audit Committee members has always been independent. Since May 1, 2001, all members have been independent. This Committee has routinely met with both the auditors and management separately to assess the effectiveness of the independent audit process. Since the third quarter of 2002, the Audit Committee Chair or another member of the Audit Committee has participated in meetings with management and the Company's independent auditors in the process of reviewing both earnings releases and public filings immediately prior to the release and filing of such information. Two such meetings are held each quarter by the Disclosure Controls & Procedures Committee, which includes as its members the Chief Financial Officer, the Controller and the General Counsel of Dover, as well as the Chief Financial Officers of the Company's segment subsidiaries (the "DC&P COMMITTEE"). One meeting takes place before the Company's release of earnings and is for the purpose of reviewing the earnings release and the Company's disclosure controls and procedures. The second meeting takes place shortly before the filing of its Quarterly Report on Form 10-Q or the Annual Report on Form 10-K and is for the purpose of discussing the contents of the quarterly or annual report, as the case may be, and the Company's disclosure controls and procedures. Both meetings are attended by the Chair of the Audit Committee (by delegation of the Audit Committee) or another member of the Audit Committee designated by the Chair, and the Company's independent auditors, who review the Company's earnings releases and reports before the meetings and discuss them with management at the meetings. The Audit Committee as a whole meets and reviews the Annual Report on Form 10-K (including financials) prior to its filing with the SEC.

     Fourth, the Company's headquarters, each of its four segment subsidiary offices (six such offices beginning January 1, 2005) and all operating companies have had written codes of conduct for a number of years, as well as appropriate conflict of interest policies, with annual verification, as part of their normal business operations.

     Fifth, each segment subsidiary for the past several years has routinely conducted annual internal control and compliance reviews of select operating companies, with the objective of reviewing and improving operating companies' internal control environments and overall compliance levels. The results of these activities have periodically been reported to the Audit Committee as part of its normal financial review process.

     Sixth, over the years, in addition to their normal Board meeting attendance, independent Directors have been encouraged to attend the regular board and company presidents' meetings of the segment subsidiaries. The independent Directors have been very active in this regard. At least one independent Director serves on the board of each of the six segment subsidiaries, and at least one independent Director usually attends the segment subsidiaries' regular board and company presidents' meetings.

     Seventh, since PricewaterhouseCoopers LLP was first engaged as the Company's independent auditors, representatives of that firm have been invited to attend operating company presidents', business review and strategy meetings during the year. During 2004, one or more representatives attended several such meetings.

     In light of the enactment of the Sarbanes-Oxley Act of 2002 (the "SO ACT"), as well as companion actions taken by the NYSE and the SEC, the Company has continued to evaluate its compliance with overall corporate governance consistent with these developments. The Board of Directors, its various committees and management have reviewed the requirements of the SO Act, the rules of the SEC and the NYSE's new Listing Standards regarding corporate governance policy and procedure, have taken appropriate action, and have determined that the Company is currently in compliance with such rules and Listing Standards.

     The Board of Directors has adopted written Corporate Governance Guidelines, an updated Code of Business Conduct and Ethics for the Dover group as a whole, and a Code of Ethics for the Chief Executive Officer and Senior Financial Officers, as well as charters for each of its standing committees. These documents are available on the Company's website at HTTP://WWW.DOVERCORPORATION.COM, and are also available in print to any shareholder who requests them. Requests should be directed to the Corporate Secretary at Dover Corporation, 280 Park Avenue, New York, NY 10017.

     As discussed above, in accordance with the NYSE Listing Standards, the Company's non-management Directors meet at regularly scheduled executive sessions without management. Mr. Koley, the Chair of the Governance and Nominating Committee, presides at these sessions.

     The Audit Committee has adopted policies and procedures requiring pre-approval of all services performed by the Company's independent auditors. These policies and procedures are described below on page 24. The Audit Committee has also adopted a Policy Regarding Hiring From Independent Auditors and the Board has adopted the Dover Standards for Director Independence, both of which are available on the Company's website.

     In accordance with the SO Act, the Audit Committee has established procedures for (i) the receipt, retention and treatment of complaints regarding accounting, internal accounting controls, or auditing matters ("ACCOUNTING MATTERS"), and (ii) the confidential, anonymous submission by employees of concerns regarding questionable Accounting Matters. Such complaints or concerns may be submitted to the Company, care of the Corporate Secretary, or through the Communications Coordinator, an external service provider (the "COMMUNICATIONS COORDINATOR"), via mail or a toll-free hotline at 1-800-495-1775 for calls made from within the U.S., Canada and the U.S. Virgin Islands, and via a toll call to 1-770-582-5268 from all other places. Mail inquiries submitted through the Communications Coordinator may be addressed as follows: The Network Call Center,
Attn: Dover Corporation Account Manager, 333 Research Court, Norcross, Georgia 30092. The Network will forward such communications to the Chair of the Audit Committee and Dover's General Counsel, in each case without disclosing the identity of the sender if anonymity is requested. Shareholders and other interested persons may also communicate with the Board and the non-management Directors in any of these same manners. Such communications will be forwarded to the Chair of the Governance and Nominating Committee and Dover's General Counsel.

     The Board has determined that all members of the Board, except for Thomas
L. Reece, who was formerly a management representative, and Ronald L. Hoffman, who is the current management representative on the Board, meet the Dover Standards for Director Independence.

DOVER INDEPENDENCE STANDARDS

     In order for a Dover Director to qualify as independent for purposes of the NYSE rules, the Dover Board must affirmatively determine that the Director has no material relationship with Dover and its subsidiaries (either directly or as a partner, shareholder or officer of an organization that has a relationship with Dover or its subsidiaries). The Board has determined that individuals who satisfy the following standards shall be deemed independent per se for purposes of Board membership, although additional eligibility standards may exist with respect to a specific Board committee. The Board may amend these standards from time to time in its discretion or for consistency with then applicable NYSE standards. In February 2005, the Board modified its prior standards in light of amendments to the NYSE standards. In the following list, the term "Dover" means Dover and its consolidated subsidiaries. "Current" means being an executive, employee or partner at the time of determination of independence.

     1. The Director is not and has not been, within the prior three years, an employee of Dover (excluding service as an interim chairman, CEO or executive officer of Dover).

     2. No member of the Director's immediate family is or has been, within the prior three years, an executive officer of Dover Corporation (excluding service as an interim chairman, CEO or executive officer of Dover).

     3. The Director has not received, during any twelve-month period within the prior three years, more than $100,000 in direct compensation from Dover or any of its subsidiaries (other than director or committee fees, pension and other deferred compensation for prior services not contingent on continued service).

     4. No member of the Director's immediate family has received, during any twelve-month period within the prior three years, more than $100,000 in direct compensation from Dover or any of its subsidiaries (other than compensation received for services as a non-executive employee of Dover or pension or other deferred compensation for prior services not contingent on continued service).

     5. The Director is not a current partner or a current employee of Dover's external auditor (or, if Dover has engaged a third party to provide internal auditing services, such internal auditor) and was not within the last three years a partner or employee of Dover's external auditor (or, if Dover has engaged a third party to provide internal auditing services, such internal auditor) who personally worked on Dover's audit and, in the case that Dover has changed its independent auditors within the prior three years, such former auditors.

     6. No member of the Director's immediate family is a current partner of Dover's external auditor (or, if Dover has engaged a third party to provide internal auditing services, such internal auditor) or a current employee of Dover's external auditor (or, if Dover has engaged a third party to provide internal auditing services, such internal auditor) who participates in such auditor's audit, assurance or tax compliance (but not tax planning) practice, or was within the last three years a partner or employee of Dover's external auditor (or, if Dover has engaged a third party to provide internal auditing services, such internal auditor) who personally worked on Dover's audit and, in the case that Dover has changed its independent auditors within the prior three years, such former auditors.

     7. Neither the Director nor any member of the Director's immediate family is, or has been within the last three years, employed as an executive officer of a company during the same period that any of Dover's current executive officers serves or served on the compensation committee of that company.

     8. The Director is not a current employee of a company that has made payments to, or received payments from, Dover for property or services in an amount which, in any of the three most recent fiscal years, exceeds the greater of $1 million or 2% of such other company's consolidated gross revenues.

     9. No member of the Director's immediate family is a current executive officer of a company that has made payments to, or received payments from, Dover for property or services in an amount that, in any of the three most recent fiscal years, exceeds the greater of $1 million or 2% of such other company's consolidated gross revenues.

     10. The Director does not serve as an executive officer in any tax exempt organization to which Dover has made contributions in any single fiscal year within the last three years in an amount that exceeds the greater of $1 million or 2% of such tax exempt organization's consolidated gross revenues.

QUALIFICATIONS AND NOMINATIONS OF DIRECTORS

     The Governance and Nominating Committee considers and recommends to the Board of Directors nominees for election to, or for filling any vacancy on, the Board in accordance with the Company's by-laws and the Committee's charter. The Committee annually reviews the requisite skills and characteristics of Board members as well as the size, composition, functioning and needs of the Board as a whole. To be considered for Board membership, a nominee for director must be an individual who has the highest personal and professional integrity, who has demonstrated exceptional ability and judgment, and who shall be most effective, in conjunction with the other nominees to the Board, in collectively serving the long-term interests of the stockholders. The Committee also considers members' qualifications as independent, the financial literacy of members of the Audit Committee, the qualification of at least one member of the Audit Committee as an "audit committee financial expert", and the diversity, skills, background and experiences of Board members in the context of the needs of the Board.

     The Governance and Nominating Committee may also consider such other factors as it may deem to be in the best interests of the Company and its stockholders. The Company's Corporate Governance Guidelines do require that at least two thirds of the Board must meet the criteria for independence established by the NYSE and any applicable SEC rules. The Board also believes it appropriate for at least one key member of the Company's management to participate as a member of the Board. In appropriate circumstances, this number may be increased to two.

     Whenever the Committee concludes, based on the reviews or considerations described above or due to a vacancy, that a new nominee to the Board is required or advisable, it will consider recommendations from Directors, management, stockholders and, if it deems appropriate, consultants retained for that purpose. In such circumstances, it will evaluate individuals recommended by stockholders in the same manner as nominees recommended from other sources. Stockholders who wish to recommend an individual for nomination should send that person's name and supporting information to the Committee, care of the Corporate Secretary, or through the Company's Communications Coordinator. Stockholders who wish to directly nominate an individual for election as a director, without going through the Governance and Nominating Committee or using the Company's proxy material, must comply with the procedures in the Company's by-laws.

     All of the nominees for Director for election at this Annual Meeting currently serve on the Board and are being proposed by the Board.

                            DIRECTORS' COMPENSATION

     Management Directors receive no compensation for services as a Director or as a member of any Committee. Under the Directors' Plan, non-employee Directors receive annual compensation in an amount set from time to time by the Board, payable partly in cash and partly in common stock, subject to adjustment by the Board of Directors of the compensation amount and allocation and the Directors' Plan's limitations on the maximum number of shares that may be granted to any Director. Annual compensation for 2004 was $90,000, payable 25% in cash and 75% in common stock, and was paid by $22,500 in cash and 1,628 shares, based on the fair market value of common stock on November 15, 2004. On November 4, 2004, the Board of Directors of Dover Corporation approved the recommendations of its Compensation Committee to (1) increase the annual compensation of non-employee directors from $90,000 to $120,000, effective January 1, 2005 and (2) decrease the percentage of such compensation paid in stock from 75% to 60% with a corresponding increase in the amount of such compensation paid in cash from 25% to 40%. If any Director serves for less than a full calendar year, the Compensation Committee will prorate the Director's compensation for the year as the Committee deems appropriate. No additional compensation is paid to Directors for serving on any committee or attending any board or committee meetings, except that the Chairman of the Audit Committee receives an additional $10,000 per annum.

     Each non-employee Director may serve as a director of one or more of the Company's segment subsidiary boards, or may otherwise be invited to attend segment subsidiary board, presidents' or strategy review meetings. In such case, he or she may receive a fee of $1,500 for each such meeting attended. During 2004, Kristiane C. Graham and Bernard G. Rethore each received $3,000 for attending segment subsidiary board and presidents' meetings and/or operating company business review meetings and James L. Koley and Michael B. Stubbs each received $4,500 for attending segment subsidiary board and presidents' meetings.

                             EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

     The Summary Compensation Table below shows all remuneration paid by Dover and its subsidiaries to the Chief Executive Officer, the four other most highly paid executive officers, and Mr. Jerry Yochum, a retired Vice President of Dover, for services in all capacities for each of the calendar years in the three-year period ended December 31, 2004. The principal positions identified below for these individuals are the positions they held in 2004.

                                                    ANNUAL COMPENSATION(1)                  LONG-TERM COMPENSATION
                                             ------------------------------------   --------------------------------------
                                                                                      AWARDS      PAYOUTS
                                                                                    ----------   ----------
                                                                       RESTRICTED   SECURITIES   LONG-TERM        ALL
                                                                         STOCK      UNDERLYING   INCENTIVE       OTHER
              NAME AND                                                  AWARD(S)     OPTIONS        PLAN      COMPENSATION
         PRINCIPAL POSITION           YEAR     SALARY       BONUS         ($)         (#)(5)     PAYOUTS(6)       (7)
         ------------------           ----   ----------   ----------   ----------   ----------   ----------   ------------
Thomas L. Reece(2)..................  2004   $1,000,000   $1,600,000                       0      $     0        $9,840
  Chairman and Chief                  2003    1,000,000    1,350,000                 170,909            0         4,800
  Executive Officer of Dover          2002    1,000,000      472,000                 296,245            0         4,400
Ronald L. Hoffman(3)................  2004      850,000    1,300,000                 191,374      574,430         9,840
  President and Chief Operating       2003      637,500      625,000                 106,533            0         6,450
  Officer of Dover                    2002      475,000      325,000                  76,041            0         5,975
John E. Pomeroy.....................  2004      660,000      500,000                  56,908            0         3,075
  Vice President of Dover;            2003      625,000      325,000                  51,840            0         3,000
  Director and President              2002      582,500      125,000                  87,376            0         2,750
  of Dover Technologies
  International, Inc.
David J. Ropp.......................  2004      600,000      600,000                  54,831      263,097         9,840
  Vice President of Dover;            2003      325,000      300,000                  47,127            0         5,680
  Director and President of           2002      270,000      120,000                  28,122            0         5,280
  Dover Resources, Inc.
Timothy J. Sandker..................  2004      610,000      400,000                  52,754            0         9,840
  Vice President of Dover;            2003      512,500      300,000                  47,913            0         6,450
  Director and President              2002      365,000      200,000                  38,939      294,376         5,133
  of Dover Industries, Inc.
Jerry W. Yochum(4)..................  2004      645,000      400,000                       0      353,763        13,565
  Vice President of Dover;            2003      610,000      400,000                  50,662            0        14,770
  Director and President              2002      565,000      380,000                  80,669            0         9,970
  of Dover Diversified, Inc.

---------------

(1) Compensation deferred at the election of the named executive officers is included in the category (e.g. salary, bonus, LTIP payouts) and the year that it would otherwise have been reported had it not been deferred. The bonus amount is determined as described in the Compensation Committee Report beginning on page 18 of this proxy statement. Cash bonuses for the calendar years shown have been listed for the year earned, and are generally paid in February of the following calendar year. Bonuses for 2004 and 2003 paid to certain officers listed in this table were awarded under the Company's Executive Officer Annual Incentive Plan (the "INCENTIVE PLAN"). Perquisites and other personal benefits paid to each officer in each instance had a total incremental cost to the Company of less than the lesser of $50,000 and 10% of the executive officer's annual base salary and bonus, and accordingly are omitted from the table.

(2) Mr. Reece served as the Chief Executive Officer until December 31, 2004, when he retired as an officer of Dover. Prior to July 1, 2003, Mr. Reece also held the position of President of Dover.

(3) Mr. Hoffman became the Chief Executive Officer of Dover effective January 1, 2005 and has been the President and Chief Operating Officer of Dover since July 1, 2003. He was Vice President of Dover and

    Director and President of Dover Resources, Inc. from January 2002 to June 2003. Prior to that he was Executive Vice President of Dover Resources, Inc.

(4) Mr. Yochum ceased being President of Dover Diversified, Inc., effective September 30, 2004, and retired as of December 31, 2004.

(5) Awards shown are generally for services performed in the calendar year indicated but were granted in February of the following year. Mr. Reece's 2002 award includes an additional 20,000 shares granted in light of the substantially reduced cash bonus he received for 2002 at his request, and in recognition of his leadership of the Company during very difficult years. The 2002 award for Mr. Pomeroy includes 4,723 shares for a salary reduction requested and taken by him during 2002.

(6) The payout amount is determined as described under Long-Term Incentive Plan Awards for Calendar Year 2005 beginning on page 14. Amounts shown represent payouts for the three-year performance period ended with the year shown.

(7) Represents Company matching contributions to the Dover Corporation Retirement Savings Plan, and Company-paid life insurance premiums. For 2004, these amounts are detailed as follows:

                                                            DOVER
                                                          RETIREMENT    INSURANCE
NAME                                                     SAVINGS PLAN   PREMIUMS    TOTAL
----                                                     ------------   ---------   ------
T. L. Reece............................................     $9,840                  $9,840
R. L. Hoffman..........................................      9,840                   9,840
J. E. Pomeroy..........................................      3,075                   3,075
D. J. Ropp.............................................      9,840                   9,840
T. J. Sandker..........................................      9,840                   9,840
J. W. Yochum...........................................      7,995       $5,570     13,565

                               INCENTIVE PROGRAMS

     The Company's 1995 Plan (expired January 2005) and 2005 Plan (effective February 2005) provide for stock options, and (in special circumstances) restricted stock, coordinated with cash performance awards. At the time of grant, allocations are made such that, of each combined award, greater emphasis is given to cash performance awards at the operating level, and greater emphasis is given to stock options at the corporate level. All grants and cash performance awards made in 2004 were under the 1995 Plan which expired in January 2005. All grants and awards made in 2005 are under the 2005 Plan. Information on current grants and cash performance awards is given below. For payouts on prior awards under this program see the Summary Compensation Table on page 12.

                      OPTION GRANTS IN LAST CALENDAR YEAR

                                  NUMBER OF      % OF TOTAL
                                 SECURITIES        OPTIONS
                                 UNDERLYING      GRANTED TO     EXERCISE                      GRANT DATE
                                   OPTIONS      EMPLOYEES IN      PRICE                         PRESENT
NAME                            GRANTED(#)(1)   CALENDAR YEAR   ($/SHARE)   EXPIRATION DATE   VALUE($)(2)
----                            -------------   -------------   ---------   ---------------   -----------
Thomas L. Reece...............     170,909           7.6         $41.25         2/12/14        2,536,290
Ronald L. Hoffman.............     106,533           4.7          41.25         2/12/14        1,580,950
John E. Pomeroy...............      51,840           2.3          41.25         2/12/14          769,306
David J. Ropp.................      47,127           2.1          41.25         2/12/14          699,365
Timothy J. Sandker............      47,913           2.1          41.25         2/12/14          711,029
Jerry W. Yochum...............      50,662           2.3          41.25         2/12/14          751,824

---------------

(1) All options shown were granted in 2004 for services performed in 2003 and correspond to the awards shown for 2003 in the Summary Compensation Table. The options become exercisable on February 12, 2007. The awards made in February 2005 with respect to services performed in 2004 are shown for 2004 in the Summary Compensation Table on page 12.

(2) The grant date present values were determined using the Black-Scholes option pricing model applied as of the grant date. The assumptions used in applying this model were: expected life of 8 years; expected dividend yield of 1.40%; average stock price volatility of 30.70% and a risk-free interest rate of 3.86%, which represents the approximate yield of a zero coupon Treasury Bond on the date of grant with a maturity date similar to the assumed exercise period. This resulted in a discounted per share value of $14.84 (35.98% of the option price). The valuation model was not adjusted for risk of forfeiture or any vesting or transferability restrictions of the options, all of which would reduce the value of the options if factored into the calculation. The Black-Scholes model generates a theoretical value based on the assumptions stated above and this value is not intended to be used for predicting the future prices of the Company's common stock nor is there any assurance that the theoretical value or any other value will be achieved. The actual value of the options will depend on the future performance of the Company's common stock, the overall market conditions and the executive officer's continued service with the Company. The value ultimately realized by the executive officer will depend on the amount by which the market price of the Company's common stock on the date of exercise exceeds the exercise price.

  AGGREGATED OPTION EXERCISES IN LAST CALENDAR YEAR AND YEAR-END OPTION VALUES

                                                         NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                        UNDERLYING UNEXERCISED        IN-THE-MONEY OPTIONS AT
                         SHARES                         OPTIONS AT YEAR END (#)           YEAR END($)(1)
                       ACQUIRED ON       VALUE        ---------------------------   ---------------------------
NAME                   EXERCISE(#)   REALIZED($)(1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                   -----------   --------------   -----------   -------------   -----------   -------------
Thomas L. Reece......    121,588       $3,218,586       775,421        662,255      $7,380,335     $6,149,165
Ronald L. Hoffman....      2,494           34,059        19,594        223,074          62,147      1,591,579
John E. Pomeroy......     23,920          610,319       182,914        195,700       1,628,455      1,810,531
David J. Ropp........         --               --        26,530         86,919         129,165        581,548
Timothy J. Sandker...     11,584          296,505        44,190        107,215         343,347      2,784,344
Jerry W. Yochum......     39,124          986,756       162,795        179,505       1,468,087      1,657,658

---------------

(1) Calculated by determining the difference between the exercise price and the average of the high and low market price of Dover common stock (as reported on the New York Stock Exchange-Composite Transactions) for the exercise dates or December 31, 2004, as the case may be. The average of the high and low market price on December 31, 2004 was $42.085.

             LONG-TERM INCENTIVE PLAN AWARDS FOR CALENDAR YEAR 2005

                                                                     PERFORMANCE OR    ESTIMATED FUTURE
                                                                      OTHER PERIOD      PAYOUTS UNDER
                                                    FEBRUARY 2005   UNTIL MATURATION   NON-STOCK PRICE
NAME                                                    AWARD          OR PAYOUT       BASED PLANS (1)
----                                                -------------   ----------------   ----------------
Thomas L. Reece...................................          --          N/A                      --
Ronald L. Hoffman.................................    $474,400       2005-2007             $474,400
John E. Pomeroy...................................     554,850       2005-2007              554,850
David J. Ropp.....................................     534,600       2005-2007              534,600
Timothy J. Sandker................................     514,350       2005-2007              514,350
Jerry W. Yochum...................................          --          N/A                      --

---------------

(1) The actual cash payout at the end of the three-year performance measurement period will be equal to the award amount multiplied by a percentage which is derived from a performance matrix, or table, which uses two performance parameters: (1)(a) real (inflation adjusted) growth in earnings per share, or (b) real growth in operating earnings; and (2)(a) return on equity, or
    (b) return on investment. Parameters (1)(a) and (2)(a) apply to Mr. Reece, Mr. Hoffman and other corporate officers, and parameters (1)(b) and (2)(b) apply to the other four listed officers and those participating officers at segment subsidiaries and operating companies.

     There is no payout if growth in earnings is not achieved; there is no payout if return on equity or return on investment is less than 10 percent. Moreover, in calculating any payout, the earnings in the base year (the year preceding the award year) from which earnings growth is measured is deemed to be an amount equal to 10 percent of equity or 10 percent of invested capital if actual earnings in such year are less than such amount.

     There is a $2 million limit on the amount of any annual individual payout, and the aggregate payout at each appropriate business unit may not exceed an amount equal to 30% of the average annual nominal earnings increase at that unit over the three-year performance period. The same plan is applied to three separate "Business Units" as follows: (a) the entire company for corporate officers, (b) the segment subsidiaries for their respective officers, and (c) operating businesses for their respective officers. In determining the amount of the payouts to officers of the segment subsidiaries and operating businesses, gains and losses on sales of businesses are excluded.

     Given the foregoing, the range of payouts is large. Payouts may not exceed 1,562% of the award. For the past three years, the amounts shown in the Payouts column of the Summary Compensation Table represent percentage payouts from 0% to 208.6% of the award given three years prior to the year of the payout. Given this range, it is difficult to forecast the required estimates called for by this column; the amounts shown above, payable in February 2007, represent payouts at the 100% level on the aforementioned matrix. This could be achieved with real average annual earnings growth of 7% and a Return on Investment/Return on Equity of 13% over the three-year performance period, or various other similar combinations of earnings growth and return on investment. Actual payouts for the three-year performance period ended December 31, 2004 (shown on the Summary Compensation Table, on page 12) were: Mr. Hoffman 149.3%, Mr. Ropp 160.4% and Mr. Yochum 77.3%.

             CERTAIN ARRANGEMENTS WITH RETIRING EXECUTIVE OFFICERS

     Thomas L. Reece, who retired as the Company's Chief Executive Officer effective December 31, 2004, will continue to provide services to Dover during 2005. He is Chairman of Dover and serves as a director of each of Dover's six segment subsidiaries and will provide substantial consultation and advice to Dover throughout 2005. For these services, Mr. Reece will receive in 2005 an amount equal to the same base salary that he received in 2004 ($1,000,000), but he will receive substantially no other compensation or perquisites except that he will be provided continued health insurance coverage at no cost to him until he reaches age 65. For the year 2005, Mr. Reece will not receive the directors' compensation under the Directors' Plan.

     Mr. Yochum, who was President and Chief Executive Officer of Dover Diversified, Inc. until September 30, 2004, and retired as a Vice President of Dover effective December 31, 2004, will act as a consultant to Dover for a term of one year. During his term as a consultant, he will receive as compensation the same base salary he received in 2004 ($645,000), as well as a vehicle allowance of $35,000 and reimbursement for modest expenditures relating to tax and insurance advice, a life insurance policy and continued health insurance coverage, but substantially no other compensation or perquisites.

                                RETIREMENT PLANS

     Dover has a number of defined benefit and defined contribution pension plans covering substantially all employees of the Company and its domestic and foreign subsidiaries. Dover also has unfunded supplemental executive retirement plans and other similar unfunded retirement programs ("SERPS") which provide supplemental retirement benefits for eligible key management employees of Dover and its subsidiaries. These supplemental plans generally serve to restore and/or enhance retirement benefits to cover compensation not covered by underlying qualified plans because of federal statutory limitations. Pursuant to those plans, payments will be made at the appropriate time (e.g., retirement) to such officers and other plan participants.

     Benefits under various defined benefit plans and related SERPs are based generally upon (i) final average compensation, defined as the highest 60 consecutive months of compensation out of the last 120 months, and (ii) the years of service credit. Compensation for plan purposes includes salary, annual bonus and commissions but excludes any payments or stock option or restricted stock awards under the 1995 Plan or the

2005 Plan. The following table sets forth the aggregate estimated annual benefits payable upon normal retirement (age 65) pursuant to the Company's retirement plans.

                               PENSION PLAN TABLE

                                                  YEARS OF SERVICE
                             ----------------------------------------------------------
FINAL AVERAGE COMPENSATION      15         20          25           30           35
--------------------------      --         --          --           --           --
600,000...........            180,000    240,000      300,000      360,000      360,000
700,000...........            210,000    280,000      350,000      420,000      420,000
800,000...........            240,000    320,000      400,000      480,000      480,000
900,000...........            270,000    360,000      450,000      540,000      540,000
1,000,000.........            300,000    400,000      500,000      600,000      600,000
1,100,000.........            330,000    440,000      550,000      660,000      660,000
1,200,000.........            360,000    480,000      600,000      720,000      720,000
1,300,000.........            390,000    520,000      650,000      780,000      780,000
1,400,000.........            420,000    560,000      700,000      840,000      840,000
1,500,000.........            450,000    600,000      750,000      900,000      900,000
1,600,000.........            480,000    640,000      800,000      960,000      960,000
1,700,000.........            510,000    680,000      850,000    1,020,000    1,020,000
1,800,000.........            540,000    720,000      900,000    1,080,000    1,080,000
1,900,000.........            570,000    760,000      950,000    1,140,000    1,140,000
2,000,000.........            600,000    800,000    1,000,000    1,200,000    1,200,000
2,100,000.........            630,000    840,000    1,050,000    1,260,000    1,260,000
2,200,000.........            660,000    880,000    1,100,000    1,320,000    1,320,000
2,300,000.........            690,000    920,000    1,150,000    1,380,000    1,380,000
2,400,000.........            720,000    960,000    1,200,000    1,440,000    1,440,000
2,500,000.........            750,000   1,000,000   1,250,000    1,500,000    1,500,000

     Generally, vesting of qualified pension benefits occurs after completion of five years of employment subsequent to age 18. The table above shows the estimated annual benefit payable upon normal retirement on a straight life annuity basis to persons in the specified remuneration and years of service classifications. The benefit amounts listed in the table include the annuitized portion of the defined contribution accumulation attributable to Company contributions and one half of the social security benefits to which the covered employee may be entitled. The SERP portion of these benefits may be paid in a lump sum at retirement. Commencing January 1, 2003, executives covered by the corporate SERP with at least 10 years of service credit can retire at age 62 with no reduction in benefits, and executives who join Dover at or after age 40 are credited with one additional year of service for every four years from age 25 to date of hire. The years of service that can be credited (subject to plan limits) for eligible persons named in the Summary Compensation Table as of December 31, 2004 are: Mr. Reece 39, Mr. Hoffman 14, Mr. Pomeroy 24, Mr. Ropp 14, Mr. Sandker 35, and Mr. Yochum 26. All of these persons are vested.

                         EXECUTIVE DEFERRED INCOME PLAN

     In 1984-1985, the Company offered its executive officers an executive deferred income plan (the "EDIP"). Messrs. Reece, Pomeroy and Yochum, along with certain other executive officers, participated in the EDIP, pursuant to which they each elected to defer certain income during the period 1985-88, which will be repaid to them (or their estate) beginning at the time they reach age 65 and are retired from Dover, and continuing thereafter for a period of 15 years. Amounts deferred will be repaid together with interest compounding at the rate of 10 percent (if they retire prior to age 65) or 12.5% (if they retire at age 65 or later), which were competitive market interest rates at the time the program was introduced. As part of the

EDIP, the Company purchased whole life insurance policies payable to the Company to fund the anticipated cost of this program. Amounts deferred by Messrs. Reece, Pomeroy and Yochum were $60,000, $50,000 and $120,000, respectively, and the Company is scheduled to repay such individuals the annual amounts of $85,086, $67,197 and $127,425, respectively, beginning at age 65. The Program is subject to termination under certain conditions, provided all participants are treated in the same manner, and, in the event of a change of control, all sums due and owing become payable immediately.

                           DEFERRED COMPENSATION PLAN

     Effective August 1, 2001, Dover adopted a deferred compensation plan as a means whereby the Company may afford a select group of management or highly compensated employees an opportunity to defer to a future year the receipt of certain compensation that, absent such election, would have otherwise been paid. The plan is intended to be an unfunded, nonqualified deferred compensation plan, where the individual participants are responsible for their own investment choices. Amounts deferred are credited with the earnings or losses of hypothetical investments designated by plan participants. The Company has established a grantor trust (the "TRUST") with The Bank of New York as the trustee thereof, to hold certain amounts deferred under the plan. In certain instances, the assets of the Trust become subject to claims of the general creditors of the Company. In October 2004, Congress passed the American Jobs Creation Act of 2004. This Act imposes new restrictions on deferred compensation plans and certain amendments will need to be made to the Company's Deferred Compensation Plan, Supplemental Executive Retirement Plan, and change of control agreements as the IRS continues to issue guidance under the Act.

                          CHANGE OF CONTROL PROVISIONS

     The Company has agreements with Mr. Hoffman and other officers including those shown on the Summary Compensation Table designed to encourage each such officer to continue to carry out his or her duties with the Company in the event of a potential change of control of the Company. Those agreements the Company had with Mr. Reece and Mr. Yochum terminated upon their retirement. For purposes of these agreements, a "change of control" occurs generally when (a) a person becomes beneficial owner of 20% or more of the Company's common stock, (b) as a result of a business combination or tender offer, a majority of the Board of Directors changes, or (c) the stockholders approve a merger or other business combination, as a result of which the Company ceases to be an independent public company. The agreements provide that, if within eighteen months following a change of control of the Company the officer's employment is terminated either by the Company for other than "cause" or "disability" or by such officer for "good reason" (all as defined in the agreements), then such officer will receive a lump sum payment equal to three times the highest base salary and annual bonus (but not any award under the 1995 Plan or the 2005 Plan or any other compensation) received by such officer in any of the five most recent years. The severance amounts to be paid may be subject to reduction if the officer, at the time of termination, is within 36 months from his or her normal retirement age. In addition, upon termination, all cash performance awards outstanding will immediately vest and be paid to the officer and all stock options will immediately vest and become exercisable.

     The Internal Revenue Code imposes certain excise taxes on, and limits the deductibility of, certain compensatory payments made by a corporation to or for the benefit of certain individuals if such payments are contingent upon certain changes in the ownership or effective control of the corporation or in the ownership of a substantial portion of the assets of the corporation, and have an aggregate present value of more than three times the individual's annualized includable compensation for the base period, as defined in the Internal Revenue Code. Although Dover payments would not be expected to reach this amount in most cases, if an individual became subject to the excise taxes, the Company would gross-up the individual's payments to make him or her whole.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors is composed entirely of independent Directors. The Compensation Committee consists of four directors, three of whom served throughout 2004 and Robert W. Cremin, who was appointed to the Compensation Committee by the Board of Directors on February 10, 2005.

     The Compensation Committee determines compensation of executive officers; annually reviews and approves corporate goals and objectives relevant to the compensation of the Company's Chief Executive Officer ("CEO"), evaluates CEO performance, and, together with other independent directors, determines the CEO's compensation; makes the final determination of grants, awards and payouts under the Company's incentive compensation plans; and oversees the administration of the compensation plans. The Committee's charter (which can be found on the Company's website) describes in more detail the Committee's composition and its duties and responsibilities.

     The Compensation Committee selects and, when it deems appropriate, including during 2004, commissions an independent compensation consultant to study the Company's compensation practices and the competitiveness of the Company's overall executive compensation program. Based on the 2004 study, the compensation consultant advised the Compensation Committee that the Company's executive compensation program is generally competitive and substantially in line with the Company's performance, but recommended certain changes and improved procedures that management is currently putting into effect under the direction of the Compensation Committee.

     In setting compensation, the Compensation Committee considers the results of studies undertaken by its independent compensation consultant, and also reviews the performance of the Company as compared to the companies in the Total Compensation Management database, a proprietary database designed by Hewitt Associates (the "TCM DATABASE"). The TCM database currently includes approximately 50% of the manufacturing companies included in the Fortune 500 listings. The rank of a company in the TCM database, which determines that company's overall standing, is the average of the following ten separate measurements: return on equity for one year and five years; return on capital for one year and five years; return on sales for one year and five years; return on assets for one year and five years; and total capital return for one year and five years.

A. EXECUTIVE COMPENSATION POLICY

     The Company's compensation programs are designed to attract and retain highly qualified executives, to motivate them to achieve company objectives and to align their interests with those of shareholders. The Compensation Committee's basic overriding compensation principle is that all compensation, i.e., annual, medium-term and long-term, should generally be linked to Dover's total return to stockholders and should be competitive with other comparable companies. The Compensation Committee also believes that compensation for an executive at the corporate level, the segment subsidiary level or the operating company president level, should be closely aligned to the performance of the business over which the executive has the most control. This is done annually through salaries and bonuses, on a medium-term basis through three-year payout cash performance awards and on a long-term basis through stock options. The relative mix of medium-term and long-term opportunity is adjusted in accordance with the breadth of the executive's responsibility across the organization, with increasingly larger percentages allocated to long-term reward potential through equity awards in the case of those persons who are in positions to most materially affect the profitability and growth of the Company. The Compensation Committee believes that, based on the Company's historical performance as measured by the TCM database, and its desire to attract and motivate executive talent, it is appropriate to target salaries and bonuses at the 62nd percentile of the TCM database for all company executives.

     In determining executive compensation for 2004, the Compensation Committee evaluated both the total compensation package and its individual elements. For 2004, an executive's compensation consisted of base salary, an annual incentive bonus opportunity, medium-term cash-based and long-term stock-based compensation, as well as retirement and other benefits.

B. COMPENSATION COMPONENTS

  ANNUAL COMPENSATION

     Base Salary: The Compensation Committee targets salaries of the Company's executive officers at the 62nd percentile of the TCM database. The executive's actual salary relative to this competitive framework varies based on individual performance, business unit performance and the individual's skills, experience and background.

     Annual Bonus: As discussed below, annual bonus levels are set with reference to the TCM database and are based on a pay-for-performance policy. Annual bonuses vary depending upon the performance of the officer's unit, as measured by earnings growth, return on investment and achievement of Company goals, as well as the Committee's judgment of the executive's overall performance.

     For the highest paid officers, annual bonuses are made pursuant to the terms of the Executive Officer Annual Incentive Plan. In lieu of the Company's traditional annual bonus program, the Executive Officer's Annual Incentive Plan allows the Compensation Committee to award cash incentive bonuses to certain executive officers based on financial performance relative to established performance goals. Performance goals are determined by reference to Dover's net income, earnings per share or return on equity in the case of participating corporate officers, and operating earnings or return on investment in the case of participating officers of segment subsidiaries or operating companies. The Compensation Committee has discretion to select executive officers to participate in the Executive Officer Annual Incentive Plan in any given year and to determine the formula for determining potential award amounts for that year, incorporating one or more of these performance goals. Executive officers selected to participate in the Executive Officer Annual Incentive Plan receive their annual bonuses for that year, if any, under the terms of that plan instead of the Company's traditional bonus program.

     For 2004, the Compensation Committee selected Messrs. Reece, Hoffman, Pomeroy, Ropp, Sandker and Yochum to participate in the Executive Officer Annual Incentive Plan. For Messrs. Reece and Hoffman, the Compensation Committee established in February 2004 a specific goal for the Company's 2004 earnings per share. For Messrs. Pomeroy, Ropp, Sandker and Yochum, the Compensation Committee established in February 2004 specific goals of operating earnings (with certain internal adjustments) for each of their respective segment subsidiaries.

     Medium-Term and Long-Term Compensation: The Compensation Committee, the Board of Directors and Dover's management believe that tangible (cash) and intangible (stock) incentives should be provided to key management at each of the three levels within the Company (i.e., corporate, segment subsidiary and operating company levels) over periods of time longer than one fiscal year, usually three to ten years. Given the different levels and opportunities to impact Dover's long-term growth, and hence benefit Dover's stockholders, Dover's medium-term and long-term compensation programs include both cash incentive awards and stock-based awards that are made pursuant to the 1995 Incentive Stock Option Plan and 1995 Cash Performance Program (the "1995 PLAN") or the 2005 Equity and Cash Incentive Plan (the "2005 PLAN") as described more fully below. (During 2004, for the fiscal year 2003, the Company made medium-term and long-term compensation awards under the 1995 Plan, which expired in January 2005. Medium-term and long-term compensation for 2004, which was awarded in February 2005, was made pursuant to the 2005 Plan, which replaced the 1995 Plan. The 1995 and 2005 Plans operate in a substantially similar manner.)

     The 1995 and 2005 Plans each allow the Compensation Committee to make cash incentive awards, stock option grants and restricted stock awards. Cash performance awards and stock option grants are generally made on an annual basis in February, although stock option grants can be made quarterly based on individual circumstances. However, to provide incentives to management to increase stockholder value over the medium and long term, payouts on cash performance awards, if earned, occur three years later based on achieving certain performance goals for the three-year period. Stock options generally have ten-year terms and are not exercisable until three years after their grant. Each of the Plans also allows the Compensation Committee to make awards of restricted stock, with voting and dividend rights, and with vesting periods of up to five years after grant. The Compensation Committee generally does not award restricted stock except in connection with special or unusual circumstances. No restricted stock awards were made to executive officers in or for the year 2004.

     Only officers and executives who are in a position to affect materially the profitability and growth of the Company are eligible for stock options, restricted stock or cash incentive awards under the 1995 and 2005 Plans. Medium-term and long-term awards under the 2005 Plan (and awards still outstanding under the expired 1995 Plan) are basically a mix of stock-based and cash incentives, with operating company management receiving a significant percentage of their respective gain opportunity in the form of cash incentive awards and corporate and segment subsidiary officers receiving a much greater portion of their opportunity in the form of stock-based awards, usually stock options. The maximum award for an individual is calculated by multiplying the individual's base salary by an appropriate factor, based on his or her level, selected from a table of multiples established by the Compensation Committee. The result is then allocated between cash incentive award and stock option grant, again based on allocation factors established by the Compensation Committee for the individual's level. Cash incentive awards are made annually for the three-year performance period commencing in the year of the award. Once the value to be applied to the stock option grant is determined, that value is converted into a number of option shares by dividing that value by the fair market value of the Company's stock on the date of grant.

     As mentioned above, the payout of cash incentive awards is conditional upon the achievement of certain performance criteria over the three-year period commencing with the year of the award. The actual cash payout is equal to the award amount multiplied by a percentage which is derived from a performance matrix, or table, which uses two performance parameters: (1)(a) real (inflation adjusted) growth in earnings per share or (b) real growth in operating earnings; and (2)(a) return on equity or (b) return on investment. Parameters (1)(a) and
(2)(a) apply to the CEO, president and other corporate officers, and parameters
(1)(b) and (2)(b) apply to the other Named Executive Officers and those other participating officers at subsidiaries and operating companies. There is no payout if growth in earnings is not achieved and there is no payout if return on equity or return on investment is less than ten percent. In determining the amount of the payouts to officers of the segment subsidiaries and operating businesses, gains and losses on sales of businesses are excluded.

     For the Named Executive Officers, the cash incentive awards made in 2004 were based on multiples ranging from .33 to .81, and the number of option shares granted was based on multiples ranging from 3.24 to 7.05. The comparable multiples for the 2005 cash awards and option share grants are .47 to .81 and
3.24 to 7.43, respectively. In all cases, these multiples were determined based on recommendations made by the independent compensation consultant and adopted by the Compensation Committee. It is anticipated that these multiples will be used until the next compensation review is conducted. In February of each of 2003 and 2004, there were additional option shares granted as described in footnote (5) to the Summary Compensation Table. In 2004, the number of optionees granted option shares under the 1995 Plan was 3.8% of the total number of Dover employees. The annual number of option shares granted has averaged 1.23% of shares outstanding over the past five years. For 2005 grants made under the 2005 Plan, that percentage was 1.27%.

C. STOCKHOLDING GUIDELINES

     The Compensation Committee believes that it is important to align the interests of senior management and stockholders. While Dover has not adopted formal stockholding guidelines for executive officers, Dover expects that, except in cases of special need and in preparation for retirement, the net shares acquired by executive officers at the corporate and segment subsidiary levels through exercise of options will be held by them (or their family members) for the duration of their employment with the Company.

D. COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(M)

     Section 162(m) of the Internal Revenue Code limits the ability of a public corporation to deduct the annual individual compensation paid to certain executive officers in excess of $1 million. The executive officers covered by
Section 162(m) include the Chief Executive Officer and President and each of the other Named Executive Officers. Compensation paid to those officers that qualifies as performance-based is excludable from this limitation in determining what compensation amount qualifies for tax deductibility.

     The Compensation Committee's general policy is to structure individual compensation and compensation programs to allow the Company to fully deduct compensation in accordance with Section 162(m). However, on occasion it may not be possible to satisfy all the conditions of the Internal Revenue Code for deductibility and still meet the Company's compensation needs. The Compensation Committee retains the authority to authorize the payment of compensation that may not be deductible if it believes such payments would be in the best interests of the Company and its stockholders. All compensation paid to the executive officers for 2004 qualified as fully deductible for federal income tax purposes.

E. OTHER EXECUTIVE BENEFITS/PERSONAL BENEFITS

     The Company's executive compensation also includes various employee benefits. Generally, these benefits serve a different purpose than traditional compensation, such as providing protection against financial loss arising from illness, disability or death. Some of them are similar to the benefits offered to the Company's other employees and some are intended to enhance the tax efficiency of benefits to the recipient or serve as a substitute for or enhance benefit opportunities lost due to regulatory contribution limits. Specifically, among other such benefits, the Company offers a Supplemental Executive Retirement Plan and a Deferred Compensation Plan. Please see pages 15 through 17 for more details on these plans. With respect to pensions and other similar benefit programs, the Compensation Committee has set a target at the median of comparable companies.

F. CHIEF EXECUTIVE OFFICER COMPENSATION

     The Compensation Committee, acting together with the other independent Directors, set the 2004 base salary of Mr. Thomas L. Reece, Chief Executive Officer at $1,000,000. In February 2005, the Compensation Committee, acting together with the other independent Directors, awarded Mr. Reece a bonus of $1,600,000 for 2004, which was equal to 160% of his 2004 base salary. Mr. Reece's bonus was awarded under the Executive Officer Annual Incentive Plan. Based on the level of achievement of that plan's target for Mr. Reece, which was based on earnings per share, the Compensation Committee was permitted to award him a tax-deductible bonus of up to $2.88 million. The annual bonus amount was determined based upon: (a) the 62nd percentile of bonuses paid to CEOs at a group of companies comparable to Dover according to the TCM database, and (b) a subjective judgment factor which is the prerogative of the Committee, acting together with the other independent Directors, and which included such matters as their view of the sales, earnings and other achievements recorded by Dover in 2004 in the general business environment then prevailing, and consideration of Mr. Reece's contributions to the Company during a period of over 39 years. The first factor was given the greatest weight.

     Due to his retirement effective December 31, 2004, Mr. Reece was not granted stock options or a cash performance award in 2005.

     In November 2004, the Board of Directors approved the recommendation of the Compensation Committee that Mr. Reece receive in 2005 a fee equal to his base salary in 2004 ($1,000,000), plus continued health insurance coverage at no cost to him for the next 3 years until he reaches age 65, but substantially no other compensation or perquisites, for services he will perform in 2005, when he will be Chairman of Dover Corporation and also serve as a director of each of Dover's six segment subsidiaries, and in consideration of the active role he is expected to play in providing substantial consultation and advice throughout the year. The Compensation Committee reviewed all the components of Mr. Reece's compensation, including salary, bonus, medium-term and long-term incentive compensation, unrealized stock option gains, perquisites or other personal benefits to its executive officers, the earnings and accumulated payout obligations under the Company's non-qualified deferred compensation programs, the payout obligations under the Company's

Supplemental Executive Retirement Plan and the existence of a change-in-control agreement, and found Mr. Reece's compensation in the aggregate to be reasonable.

Compensation Committee:  Richard K. Lochridge (Chair)
                       Robert W. Cremin (since February 10, 2005)
                       Jean-Pierre M. Ergas
                       Kristiane C. Graham

                             AUDIT COMMITTEE REPORT

     The Audit Committee of the Company's Board of Directors consists entirely of non-employee Directors who are independent in accordance with the NYSE Listing Standards, the rules of the SEC applicable to audit committee members and the Dover Independence Standards. The Audit Committee consists of five Directors, four of whom served throughout 2004, and Mary A. Winston, who was appointed to the Audit Committee by the Board of Directors on February 10, 2005.

     The Board of Directors has adopted a written charter for the Audit Committee, a copy of which may be found at the Company's website at WWW.DOVERCORPORATION.COM. The Audit Committee is responsible for the duties set forth in its charter but is not responsible for either the preparation of the financial statements or the auditing of the financial statements. The Company's management has the responsibility of preparing the financial statements and implementing internal controls, and the Company's independent accountants have the responsibility of auditing the financial statements and monitoring the effectiveness of the internal controls. The review of the financial statements by the Audit Committee is not the equivalent of an audit.

     Pursuant to its oversight responsibilities, the Audit Committee discussed with the Company's auditors the overall scope and plans for the audit of the Company's 2004 financial statements. The Audit Committee met with the auditors, with and without management of the Company present, to discuss the results of the auditors' examination, the evaluation of the Company's internal controls and the overall quality of the Company's financial reporting.

     The Audit Committee reviewed and discussed, with both management of the Company and the independent auditors, the fiscal year 2004 audited financial statements, including a discussion of critical accounting policies, the quality, not just the acceptability, of the accounting principles followed, the reasonableness of significant judgments reflected in such financial statements and the clarity of disclosures in the financial statements.

     The Audit Committee also (1) discussed with the independent auditors, PricewaterhouseCoopers LLP, the matters required to be discussed by Statement on Auditing Standards No. 61; and (2) reviewed the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, and discussed with the independent auditors any relationships or permitted non-auditing services, including those described below under "Relationship with Independent Registered Public Accounting Firm," that might impact their objectivity and independence.

     In accordance with the requirements of the SO Act, the related SEC rules and the NYSE Listing Standards, the Audit Committee engaged the independent registered public accounting firm of PricewaterhouseCoopers LLP to audit the annual accounts of Dover and its subsidiaries for 2004. Consistent with its charter and applicable SEC rules, the Audit Committee approved in advance all permitted non-audit services provided by PricewaterhouseCoopers LLP to Dover and its subsidiaries in 2004. For a description of the Audit Committee pre-approval policy and the non-audit services provided by PricewaterhouseCoopers LLP in 2004, see "Relationship with Independent Registered Public Accounting Firm" below.

     In each quarter of 2004, the Chair, or another member of the Audit Committee designated by the Chair, on behalf of the Committee, participated in two meetings of the Company's DC&P Committee, one prior to the Company's release of earnings and the second prior to the filing of the annual or quarterly report. Prior to the meetings, the Committee member and the Company's independent auditors reviewed the draft earnings release or report and, at the meetings, discussed them with management. The financial information for the fourth quarter and full year 2004 was similarly reviewed prior to the earnings release in January 2005, and the Audit Committee reviewed the 2004 financial statements with management and the independent auditors at two separate meetings prior to their inclusion in the Company's Annual Report on Form 10-K. In addition, the Audit Committee held four regular meetings in 2004 and the Chair had many communications with management and the independent auditors in and since 2004.

     Based upon the review and discussions referred to above, the Audit Committee recommended that the audited financial statements for the year ended December 31, 2004 be included in the Company's Annual Report on Form 10-K.

Audit Committee: Michael B. Stubbs (Chair)
               David H. Benson
               James L. Koley
               Bernard G. Rethore
               Mary A. Winston (since February 10, 2005)

        RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     As discussed above, the independent registered public accounting firm of PricewaterhouseCoopers LLP is the independent registered public accounting firm selected by the Audit Committee to audit the annual accounts of Dover and its subsidiaries for 2004. This firm also audited the financial statements for 2002 and 2003. Representatives of PricewaterhouseCoopers LLP will not be present at the Meeting.

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

A. AUDIT FEES

     Audit fees include fees for audit or review services in accordance with generally accepted auditing standards and fees for services that generally only the Company's auditors provide, such as statutory audits and review of documents filed with the SEC. Audit fees also include fees paid in connection with services required for compliance with Section 404 of the SO Act. The aggregate fees, rounded to the nearest thousand dollars, paid to, or accrued for, PricewaterhouseCoopers LLP for consolidated auditing services to the Company for the years ended December 31, 2004 and December 31, 2003, were $10,300,000 and $4,571,000, respectively, although the 2004 amount is still subject to final review and approval by the Audit Committee.

B. AUDIT RELATED FEES

     Audit-related fees include fees for assurance and related services that are traditionally performed by the Company's auditors. These services include audits of employee benefit plans, due diligence on acquisition targets, internal control reviews and consultation in connection with financial and accounting standards. The aggregate fees, rounded to the nearest thousand dollars, paid to, or accrued for, PricewaterhouseCoopers LLP for audit-related services to the Company for the years ended December 31, 2004 and December 31, 2003 were $282,000 and $525,000, respectively.

C. TAX FEES

     Tax fees include fees for services that are performed by professional tax staff other than in connection with the audit. These services include tax compliance services, tax planning and tax advice. The aggregate fees, rounded to the nearest thousand dollars, paid to, or accrued for, PricewaterhouseCoopers LLP for the Company's tax services for the years ended December 31, 2004 and December 31, 2003, were $770,000 and $1,996,000, respectively.

D. ALL OTHER FEES

     The aggregate fees, rounded to the nearest thousand dollars, paid to, or accrued for, PricewaterhouseCoopers LLP for all other services to the Company for the years ended December 31, 2004, and December 31, 2003 were $3,000 and $11,000, respectively.

PRE-APPROVAL OF SERVICES PROVIDED BY INDEPENDENT REGISTERED PUBLIC ACCOUNTING
FIRM

     Consistent with its charter and applicable SEC rules, the Audit Committee pre-approves all audit and permissible non-audit services provided by PricewaterhouseCoopers LLP to Dover and its subsidiaries. With respect to certain services which the Company's independent auditors have traditionally provided, the Audit Committee has adopted specific pre-approval policies and procedures. In developing these policies and procedures, the Audit Committee considered the need to ensure the independence of the Company's outside auditors while recognizing that, in certain situations, the Company's independent auditors may possess the expertise and be in the best position to advise the Company on issues and matters other than accounting and auditing.

     The policies and procedures adopted by the Audit Committee allow the pre-approval by the Audit Committee of permissible audit-related services and non-audit-related services and tax services. Under the policies and procedures, pre-approval is generally provided for up to one year and any general pre-approval is detailed as to the particular services or category of services and is subject to a specific budget for each of them. The policies and procedures require that any other services be expressly and separately approved by the Audit Committee prior to such services being performed by the independent auditors. In addition, pre-approved services which exceed the budgeted amount included in a general pre-approval require separate, specific pre-approval. For each proposed service, the independent auditor and/or management is required to provide detailed information at the time of approval. The Audit Committee considers whether each pre-approved service is consistent with the SEC's rules and regulations on auditor independence.

     All audit-related and non-audit-related services performed by PricewaterhouseCoopers LLP during 2004 were pre-approved specifically or pursuant to the procedures outlined above.

                            STOCK PERFORMANCE GRAPH

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
                    DOVER, S&P 500 INDEX & PEER GROUP INDEX

                           TOTAL STOCKHOLDER RETURNS
[PERFORMANCE GRAPH]

                                                      S&P 500 INDEX                PEER GROUP                     DOVER
                                                      -------------                ----------                     -----
Dec-99                                                      100                         100                         100
Dec-00                                                    90.89                      118.71                       90.37
Dec-01                                                    80.09                      112.14                       83.43
Dec-02                                                    62.39                       83.25                       66.71
Dec-03                                                    80.29                      119.27                       92.56
Dec-04                                                    89.02                      136.52                       99.21

Data Source: CoreData (formerly Media General Financial Services)

     This graph assumes $100 invested on December 31, 1999 in Dover common stock, the S&P 500 index and a peer group index. The peer index consists of the following public companies selected by the Company based on its assessment of businesses with similar industrial characteristics: Actuant Corp., Ametek Inc., Carlisle Cos. Inc., Cooper Industries Inc., Crane Co., Danaher Corp., Eaton Corp., Emerson Electric Co., Federal Signal Corp., Honeywell International, Inc., Hubbell Inc. CL B, Illinois Tool Works, Ingersoll-Rand Company Limited, ITT Industries Inc., 3M Co. (formerly Minnesota Mining & Mfg.), Parker-Hannifin Corp., Pentair Inc., Perkinelmer Inc., Tecumseh Products CL A., Tyco International Ltd. and United Technologies Corp.

     * Total return assumes reinvestment of dividends.

                                 MISCELLANEOUS

                                 OTHER MATTERS

     Management does not know of any other business to be taken up at the Meeting. If, however, any other business properly comes before the Meeting or any adjournments thereof, the persons named as proxies will vote the shares covered by a proxy in accordance with their best judgment on such matters.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires that the Company's Directors and certain of its officers file reports of ownership and changes of ownership of the Company's common stock with the SEC and the NYSE. Based solely on copies of such reports provided to the Company, the Company believes that all Directors and officers filed on a timely basis all such reports required of them with respect to stock ownership and changes in ownership during 2004, except that Kristiane C. Graham was late reporting two sales of shares held by a Trust of which she is a beneficiary.

                 STOCKHOLDER PROPOSALS FOR 2006 ANNUAL MEETING

     In order for stockholder proposals to be included in Dover's proxy statement for the 2006 Annual Meeting, they must be received by Dover at its principal executive offices, 280 Park Avenue, New York, NY 10017, by November 11, 2005. All other stockholder proposals, including nominations for Directors, in order to be voted on at the 2006 Annual Meeting, must be received by Dover not earlier than November 20, 2005 and not later than December 20, 2005, being, respectively, 150 days and 120 days prior to the date of the first anniversary of the 2005 Annual Meeting of Stockholders.

Dated: March 14, 2005

                                          By authority of the Board of
                                          Directors,

                                          JOSEPH W. SCHMIDT
                                          Secretary

        PROXY                                                     PROXY


                                DOVER CORPORATION


    PROXY SOLICITED BY BOARD OF DIRECTORS FOR ANNUAL MEETING, APRIL 19, 2005.

      The undersigned hereby appoints Ronald L. Hoffman, Robert G. Kuhbach, Joseph W. Schmidt and Ivonne M. Cabrera, or any of them, as the undersigned's proxy or proxies, with full power of substitution, to vote all shares of Common Stock of Dover Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held in Wilmington, Delaware, on April 19, 2005 at 10:00 A.M., local time, and any adjournments thereof, as fully as the undersigned could if personally present, upon the proposals set forth on the reverse side hereof, revoking any proxy or proxies heretofore given. For participants in the Company's Retirement Savings Plan, this proxy will govern the voting of stock held for the account of the undersigned in the Plan.


IMPORTANT--You have the option of voting your shares by returning the enclosed proxy card, voting via internet or by using a toll-free telephone number. On the reverse side of this proxy card are instructions on how to vote via the internet or by telephone. If you vote by either of these methods your vote will be recorded as if you mailed in your proxy card. If you vote by returning this proxy card, you must sign and date this proxy on the reverse side.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE ON THE REVERSE SIDE, BUT IF NO CHOICES ARE INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED ON THE REVERSE SIDE.

PROXY              DOVER CORPORATION                        PROXY

2005 ANNUAL MEETING
     1. Election of Directors--      For   Withhold   For All Except Nominee(s)
                                     All     All           written below
                                                      --------------------------
Nominees: (01) D. H. Benson,

(02) R. W. Cremin, (03) ) J-P. M. Ergas,

(04) K. C. Graham, (05) R. L. Hoffman,

(06) J. L. Koley, (07) R. K. Lochridge,

(08) T. L. Reece, (09) B. G. Rethore,

(10) M. B. Stubbs, and (11) M. A. Winston.

     2. To transact such other business as may     For      Against      Abstain
properly come before the meeting.

                THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 and 2.

Please Sign Here and Return Promptly

          Signature (s) ___________________________  Dated: ______________, 2005

                        ___________________________


Please sign exactly as your name or names appear above. For joint accounts, each owner should sign. When signing as executor, administrator, attorney, trustee or guardian, etc., please give your full title.

                              FOLD AND DETACH HERE
                     VOTE BY INTERNET OR TELEPHONE OR MAIL

                CALL * * TOLL FREE * * ON A TOUCH TONE TELEPHONE

                          24 Hours a Day, 7 Days a Week


  Internet and telephone voting is available through 11:59PM Eastern Time the day prior to the annual meeting day.

Your internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.


           INTERNET                           TELEPHONE                      MAIL
http://www.proxyvoting.com/dov             1-866-540-5760
Use the Internet to vote your proxy.  Use any touch-tone
Have your proxy card in hand when     telephone to vote your       Mark, sign and date your
you access the web site.              proxy. Have your proxy       proxy card and return it
                                      card in hand when you        in the enclosed postage-paid
                                      call.                        envelope.


    IF YOU VOTE YOUR PROXY BY INTERNET OR TELEPHONE, YOU DO NOT NEED TO MAIL
                             BACK YOUR PROXY CARD.